                                      8-K
                                  EXHIBIT 99.11

____________________________________________________________________________





                       ADMINISTRATIVE SERVICES AGREEMENT

                                     AMONG

                  VIDEO JUKEBOX NETWORK INTERNATIONAL LIMITED,

                          VIDEO JUKEBOX NETWORK, INC.

                                      AND

                                TM NO. 2 LIMITED


____________________________________________________________________________





                                 June 30, 1995

                       ADMINISTRATIVE SERVICES AGREEMENT


                               TABLE OF CONTENTS


                                 ARTICLE I
                                DEFINITIONS

                                 ARTICLE II
                                THE SERVICES

2.1  Appointment of Ticketmaster  . . . . . . . . . . . . . . . . . . .   8
2.2  Significant Decisions  . . . . . . . . . . . . . . . . . . . . . .   8
2.3  Limitation of Ticketmaster's Responsibility  . . . . . . . . . . .   9
2.4  Responsibilities of VJNIL  . . . . . . . . . . . . . . . . . . . .  10
2.5  Books of Account; Reports to Stockholders  . . . . . . . . . . . .  10
2.6  Personnel; Resources.  . . . . . . . . . . . . . . . . . . . . . .  10
2.8  Termination for Cause; Cash In Lieu of Services  . . . . . . . . .  11

                                ARTICLE III
                   SUBSCRIPTION FOR SHARES; COMPENSATION

3.1  Subscription for Shares  . . . . . . . . . . . . . . . . . . . . .  12
3.2  Compensation for Services  . . . . . . . . . . . . . . . . . . . .  12
3.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.4  Service Shares Subject to Stockholders Agreement . . . . . . . . .  13
3.5  Value Added Tax  . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                 ARTICLE IV
                                TERMINATION

4.1  Right to Terminate . . . . . . . . . . . . . . . . . . . . . . . .  13
4.2  Effects of Termination . . . . . . . . . . . . . . . . . . . . . .  14

                                 ARTICLE V
                       REPRESENTATIONS AND WARRANTIES

5.1  Representations and Warranties of VJNIL  . . . . . . . . . . . . .  14
5.2  Representations and Warranties of VJN and Ticketmaster . . . . . .  23





                                      -i-
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
                                 ARTICLE VI
                              CONFIDENTIALITY

6.1  Confidential Information . . . . . . . . . . . . . . . . . . . . .  24
6.2  Return of Confidential Information . . . . . . . . . . . . . . . .  25
6.3  Disclosure of Confidential Information . . . . . . . . . . . . . .  26
6.4  Equitable Relief . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                ARTICLE VII
                          INTERESTED TRANSACTIONS


                                ARTICLE VIII
                          LIMITATION ON LIABILITY


                                 ARTICLE IX
                              INDEMNIFICATION

9.1  Indemnification of Ticketmaster and Ticketmaster Affiliates  . . .  27
9.2  Indemnification of VJNIL and VJN . . . . . . . . . . . . . . . . .  27
9.3  Procedure for Claims . . . . . . . . . . . . . . . . . . . . . . .  28
9.4  Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . .  29


                                 ARTICLE X
                               MISCELLANEOUS

10.1 Benefit; Non-Assignment. . . . . . . . . . . . . . . . . . . . . .  29
10.2 Independent Contractor . . . . . . . . . . . . . . . . . . . . . .  29
10.3 Further Instruments  . . . . . . . . . . . . . . . . . . . . . . .  29
10.4 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
10.5 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
10.6 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
10.7 Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . .  31
10.8 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
10.9 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                       ADMINISTRATIVE SERVICES AGREEMENT


     THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made and entered into as of June 30, 1995, between TM NO. 2 LIMITED (registration number 3005851), a company incorporated under the laws of England and Wales and whose registered office is at 20 Black Friars Lane, London EC4V 6HD ("Ticketmaster"), VIDEO JUKEBOX NETWORK INTERNATIONAL LIMITED (registration number 2643552), a company incorporated under the laws of England and Wales and whose registered office is at Imperial House, 11-13 Young Street, Kensington London W8 ("VJNIL"), and VIDEO JUKEBOX NETWORK, INC., a Florida corporation ("VJN").

                              W I T N E S S E T H:

     WHEREAS, VJNIL operates a viewer interactive television service in the United Kingdom and intends to do so in the Republic of Ireland; and

     WHEREAS, VJNIL desires to retain Ticketmaster to provide administrative, strategic oversight and marketing related services with respect to its business, and Ticketmaster desires to provide such services, on the terms and subject to the conditions contained herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     As used herein, the following words and phrases shall have the following meanings:

     "AFFILIATE" shall mean any Person (other than VJNIL) who or which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any specified Person; provided, however, that an Affiliate shall not include a Competitor. "Control" (including the terms "controlling," "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "ANNUAL BUDGET" shall mean the annual operating budget with respect to any specified fiscal year of VJNIL, prepared by Ticketmaster as part of its duties hereunder and approved by VJNIL's Board of Directors pursuant to
Section 2.9(e) of the Stockholders Agreement, which budget sets forth individually identified and aggregate expenditures and indebtedness that the appropriate officers and/or managers of VJNIL are authorized to make or incur. Any Annual Budget with respect to a prior fiscal year that, pursuant to Section 2.9(e) of the Stockholders Agreement, remains in effect for any specified subsequent fiscal year after VJNIL's Board of Directors fails, for any reason, to approve an Annual Budget for such subsequent year shall be referred to herein as a "Carryover Budget."

     "BANKRUPTCY" shall mean (a) an adjudication of bankruptcy under the U.S. Bankruptcy Reform Act of 1978, as amended, or any successor statute,
(b) the specified Person stops payment of, is deemed unable (under Section 123 of the Insolvency Act 1986 of the U.K. (the "Insolvency Act")) or otherwise admits inability to pay its debts or becomes or is deemed to be insolvent, (c) the making of a winding up or administration order in respect of a specified Person, (d) an assignment for the benefit of creditors, (e) the specified Person either does, resolves to do or commences negotiations with a view to doing any of the following: (i) makes a general or special arrangement or composition (whether voluntary or compulsory) with its creditors or any class of creditors, (ii) declares or agrees to a moratorium, (iii) issues a notice convening a meeting to resolve to do any of the foregoing (other than for the purpose of a solvent amalgamation or reconstruction), or (iv) makes a proposal for a voluntary arrangement under Section 1 of the Insolvency Act to be made in respect of the specified Person, (f) the filing of a voluntary petition in bankruptcy or reorganization or the passing of a resolution for voluntary liquidation, reconstruction or winding up (other than for the purpose of a solvent amalgamation or reconstruction), or (g) the failure to vacate the appointment of a receiver, trustee, provisional liquidator or administrative receiver for any part or all of the assets or property of a party within 60 days from the date of such appointment.

     "BUSINESS" shall mean the television, cable and similar programming and broadcasting services (interactive or non-interactive), marketing, advertising, sales, concert and related music promotions, merchandising and home shopping projects and all other promotions and ventures in which VJNIL is engaged in the Territory as of the date hereof, and any similar or related activities in which VJNIL may become engaged during the term of this Agreement.

     "BUSINESS DAY" shall mean any day that is not a Saturday or a Sunday and on which banks are open for the conduct of normal banking business in all of the cities of Los Angeles, California, Miami, Florida and London, England.

     "CAUSE" shall mean any of the following:





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

          (a) with respect to any Contract Year after the First Contract Year, the incurrence by VJNIL, arising out of or resulting solely or substantially from acts or omissions to act of Ticketmaster, of aggregate operating expenditures for such Contract Year in excess of one hundred twenty percent (120%) of (i) if an Annual Budget is in effect for such Contract Year, the target operating expenditure levels set forth in such Annual Budget, or (ii) if a Carryover Budget is in effect for such Contract Year, the actual aggregate operating expenditures incurred by VJNIL in the immediately preceding Contract Year, as set forth in the annual audited financial statements of VJNIL for such immediately preceding Contract Year, excluding in each case any expenditures that were not included in or specifically contemplated by the applicable Annual Budget or Carryover Budget (as appropriate) but which were necessary or advisable, under applicable Law, in the reasonable discretion of VJNIL and its counsel; provided, however, that the incurrence of excessive operating expenditures by VJNIL shall not constitute "Cause" if such failure was due to a growth in the Business not anticipated by the applicable Annual Budget or Carryover Budget;

          (b) with respect to any Contract Year after the First Contract Year, the failure of VJNIL to attain aggregate operating revenue for such Contract Year at least equal to (i) if an Annual Budget is in effect for such Contract Year, 66.67% of the target operating revenue levels set forth in such Annual Budget, or (ii) if a Carryover Budget is in effect for such Contract Year, 75% of the actual aggregate operating revenue earned by VJNIL in the immediately preceding Contract Year, as set forth in the annual audited financial statements of VJNIL for such immediately preceding Contract Year;

          (c) any Gross Negligence or willful misconduct of Ticketmaster relating to its performance of the Services;

          (d) the material breach by Ticketmaster of any agreement or covenant set forth in this Agreement if such breach (if curable) has not been cured for a period of 30 days following Ticketmaster's receipt of written notice thereof from VJNIL; provided, however, that in the event that such breach (if curable) cannot be cured within such 30-day period, then any such breach shall not be deemed to constitute "Cause" hereunder so long as Ticketmaster is diligently and in good faith pursuing a cure and such breach is cured no later than 180 days following Ticketmaster's receipt of the foregoing written notice from VJNIL;

          (e) any representation or warranty of Ticketmaster made in this Agreement, the Stock Purchase Agreement or the Stockholders Agreement is incorrect or incomplete in any material respect when made;

          (f) the occurrence of an event of Bankruptcy with respect to Ticketmaster and/or Ticketmaster's parent company (as defined in Section 258 Companies Act 1985);





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          (g)  the conviction of Ticketmaster of any material criminal offense involving dishonesty or moral depravity;

          (h) the sale, merger, consolidation or other similar transaction that results in the transfer of Control of Ticketmaster to a Competitor; or

          (i) the removal, directly as a result of a change in Control of Ticketmaster, of more than fifty percent (50%) of the Ticketmaster personnel who are primarily responsible for providing the Services hereunder immediately prior to a change in Control of Ticketmaster;

provided, however, that a failure under either clause (a) or clause (b) above shall not constitute "Cause" to the extent and whenever such failure is due to causes beyond the reasonable control of Ticketmaster, including, without limitation, (A) failure of the stockholders of VJNIL to provide, in any fiscal year, working capital necessary to fulfill the operational needs of the Business as set forth in the Annual Budget or Carryover Budget in effect for such fiscal year, or (B) any Force Majeure Event.

     "CLOSING" AND "CLOSING DATE" shall have the meaning set forth in
Section 2.01 of the Stock Purchase Agreement.

     "COMPETITOR" shall mean an entity operating or controlling either video music services for use on television broadcast or cable channels featuring such services existing as of the date hereof or subsequently formed services with programming that is substantially similar in format and/or content to VJNIL's programming; provided, that Time Warner and its Affiliates shall not be considered a "Competitor" for purposes of this definition.

     "CONCURRENT TRANSACTIONS" shall mean the collective reference to the transactions contemplated by this Agreement and the other Transaction Documents.

     "CONTRACT YEAR" shall mean each of the calendar years during the term of this Agreement; provided, that the first such Contract Year (the "First Contract Year") shall commence as of the date hereof and expire on December 31, 1996.

     "DEBENTURES" shall mean those two certain Debentures, each of even date herewith, between (a) VJNIL and TM/Video International, Inc. and
(b) between VJNIL and VJN.

     "DEED OF TAX COVENANT" shall mean that certain Deed of Tax Covenant of even date herewith among VJN and Ticketmaster in favor of Ticketmaster.

     "ENCUMBRANCE" shall mean any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, option, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "EQUITY INTEREST" shall mean any and all shares, interests, derivatives, participations or other equivalents (however designated) of capital stock of VJNIL and any and all warrants, options or other rights to purchase any of the foregoing.

     "FISCAL YEAR" shall mean any financial (i.e., accounting) year of VJNIL, which currently coincides with the calendar year.

     "FORCE MAJEURE EVENT" shall mean any event or circumstance beyond Ticketmaster's reasonable control that, directly or indirectly, prevents, hinders or delays the performance by Ticketmaster of its obligations hereunder, including (but not limited to) any act of God, war, riot, civil commotion, governmental actions, explosion, fire, flood, storm, accident, strike, lock-out, trade dispute or labor disturbance, interruption in the supply of power, materials or communications or transportation systems, or epidemic.

     "GAAP" shall mean United Kingdom generally accepted accounting principles and practices as in effect during the relevant period and applied consistently throughout the periods involved.

     "GOVERNMENTAL AUTHORITY" shall mean any federal, state or local, or foreign government, governmental, regulatory or administrative authority (or subdivision thereof) and any agency or commission or any court, tribunal or judicial or arbitral body that has jurisdiction over the Business, VJNIL or its assets, including, without limitation, the United States, the United Kingdom and the Republic of Ireland.

     "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "GROSS NEGLIGENCE" shall mean (a) reckless indifference to or a deliberate disregard of the interests of the stockholders of VJNIL,
(b) actions or omissions that are outside the bounds of reason, (c) acting in bad faith, (d) an extreme abuse of discretion or (e) an extreme departure from reasonable conduct or from the ordinary standard of care. Gross negligence, as distinguished from negligence, requires the act or omission in question to have been taken without the performance of due diligence or through the refusal to acknowledge, or deliberate failure or neglect to take account of, obvious relevant facts or circumstances.

     "INTELLECTUAL PROPERTY" shall mean (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially





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

patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate and partnership names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in trademark offices throughout the world, and all rights therein provided by international treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (g) computer software, including, without limitation, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (h) trade secrets and confidential, technical and business information (including ideas, flow charts, logic diagrams, formulas, compositions, patterns, devices, methods, techniques, processes, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice),
(i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, selling, pricing and cost information or procedures, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (1) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing, and (m) all goodwill associated with the foregoing.

     "INTERCREDITOR AGREEMENT" shall mean that certain Intercreditor Agreement of even date herewith among TM/Video International, Inc., VJN and VJNIL.

     "KNOWLEDGE OF VJNIL" OR "TO VJNIL'S KNOWLEDGE" and similar references shall mean the best knowledge of the officers, directors and key employees of VJNIL after due inquiry.

     "LAW" shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law issued by any Governmental Authority.

     "MATERIAL ADVERSE EFFECT" shall mean any circumstance, change in, or effect on the business of any party (including, without limitation, in the case of VJNIL, the





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

Business) that: (a) is, or could reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, results of operations or the financial condition of such party, or (b) could reasonably be expected to adversely affect the ability of such party to operate or conduct its business in the manner in which it is currently, or currently anticipated to be, operated or conducted.

     "MONSEY STOCK PURCHASE AGREEMENT" shall mean that certain agreement of even date herewith between Vincent Paul Monsey ("Monsey") and VJN in relation to the purchase by VJN of all of the Series B Ordinary Shares of VJNIL beneficially owned by Monsey.

     "PERSON" shall mean any individual, partnership, firm corporation, limited liability company, association, joint venture, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "RECEIVABLES" shall mean any and all accounts, notes, book debts and other receivables of VJNIL from third parties (whether or not then invoiced and/or due and payable), including, without limitation, customers, arising from the conduct of the Business or otherwise before the date hereof, whether or not in the ordinary course, together with any security therefor and all unpaid financing charges accrued thereon.

     "RELEVANT ACCOUNTING STANDARDS" shall mean any applicable SSAP, Financial Reporting Standard, or Consensus or Statement of Recommended Practice issued by the Accounting Standards Board in England and Wales, or any committee thereof or body recognized thereby, in force as of the date hereof.

     "SSAP" shall mean United Kingdom Statement of Standard Accounting
Practice.

     "SECURED LOAN AGREEMENTS" shall mean those two certain Secured Loan Agreements, each of even date herewith, between (a) TM/Video International, Inc., as lender, and VJNIL, as borrower, and (b) VJN, as lender, and VJNIL, as borrower.

     "SERVICES" shall mean the administration of VJNIL's ministerial day-to-day operations; strategic planning and development; coordination, development and implementation of marketing, advertising, sales, concert and related music promotion, merchandising and home shopping projects, and all other promotions and ventures that may be undertaken by VJNIL in the Territory during the term of this Agreement; and all other administrative services with respect to the Business as may be reasonably requested by VJNIL during the term of this Agreement.

     "STOCK PURCHASE AGREEMENT" shall mean that certain Stock Purchase Agreement of even date herewith among VJNIL, VJN and Ticketmaster in relation to the purchase, sale and issue of shares of capital stock of VJNIL.

     "STOCKHOLDERS AGREEMENT" shall mean that certain Stockholders Agreement of even date herewith among VJNIL, VJN and Ticketmaster, relating to the mutual rights and obligations of VJN and Ticketmaster with respect to the shares of capital stock of VJNIL.

     "TAX" OR "TAXES" shall mean any and all taxes, stamp duties, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

     "TERRITORY" shall mean England, Wales, Scotland, Northern Ireland and the Republic of Ireland, and any other territory to which the parties hereto may subsequently agree in writing.

     "TRANSACTION DOCUMENTS" shall mean the Note (as defined in Section 3.1), the Secured Loan Agreements, the Debentures, the Intercreditor Agreement, the Stock Purchase Agreement, the Stockholders Agreement, the Deed of Tax Covenant, and the Monsey Stock Purchase Agreement.

                                   ARTICLE II
                                  THE SERVICES

     2.1 APPOINTMENT OF TICKETMASTER. Subject to the terms hereof, VJNIL hereby engages Ticketmaster to provide the Services subject to the advice and consent of the management and Board of Directors of VJNIL, and Ticketmaster hereby accepts such engagement.

     2.2 SIGNIFICANT DECISIONS. Notwithstanding any provision hereof to the contrary, Ticketmaster shall not be permitted (other than in its capacity as a stockholder of VJNIL pursuant to the Stockholders Agreement) to undertake any of the following activities on behalf of VJNIL without the prior consent of the Board of Directors of VJNIL:

          (a) enter into any business, partnership or other venture, or affect any change in the operations of VJNIL, which is not substantially related to the Business;

          (b) approve any consolidation, merger or amalgamation with, or the acquisition of any interest in, any other Person or its assets, other than acquisitions of goods and services in the ordinary course of business;

          (c) enter into any agreement, or amend any existing agreement, relating to the management of, or the provision of management or administrative services to, VJNIL;

          (d) in the event Ticketmaster's engagement hereunder is to be terminated (and VJN does not elect to perform the Services pursuant to Section 2.8), appoint any Person to perform the Services, or other similar duties, in lieu of Ticketmaster;

          (e) issue (whether by way of dividend, distribution or otherwise), sell or grant to any Person, commit or otherwise undertake to issue, sell or grant to any Person (i) any Equity Interest, or (ii) any securities convertible into or exchangeable for or carrying any rights to acquire any Equity Interest;

          (f) enter into any lease, purchase or sale agreement relating to any property, real or personal, that requires payments to or from VJNIL in excess of L.50,000 during any one fiscal year, which agreement is not included in or specifically contemplated by the Annual Budget or Carryover Budget in effect for such fiscal year;

          (g) select, determine terms of employment for, and decide to renew and/or terminate the contracts of, each of the Managing Director, the Finance Director and the Director of Programming of VJNIL;

          (h) except in the ordinary course of business, (i) assume, incur or guarantee any obligation or obligations for borrowed money individually or in the aggregate in excess of L.150,000 in any fiscal year; (ii) cancel or compromise any debts owed to, or claims held by, VJNIL in an amount individually or in the aggregate in excess of L.50,000 in any fiscal year; or (iii) waive or release any rights of VJNIL with a value individually or in the aggregate in excess of L.50,000 in any fiscal year;

          (i) initiate any proceedings or take any other action with respect to the Bankruptcy of VJNIL;

          (j) enter into any transaction between VJNIL and any stockholder of VJNIL, and/or any Affiliate of any stockholder of VJNIL, if the value of such transaction equals or exceeds L.150,000 (other than transactions included in or specifically contemplated by any Annual Budget or Carryover Budget then in effect);

          (k)  admit a judgment against VJNIL;

          (l)  make any substantive modification of this Agreement;





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

          (m) modify or amend any intellectual property licensed to VJNIL pursuant to the VJN License (as defined in Section 4.1(c)), except in accordance with the provisions of the VJN License; or

          (n)  agree or otherwise commit to do any of the foregoing.

     2.3 LIMITATION OF TICKETMASTER'S RESPONSIBILITY. Nothing contained herein is intended to impose and shall not impose upon Ticketmaster any liability or obligation to pay, incur or advance any costs, expenses, liabilities or obligations that are the responsibility of VJNIL, including, without limitation, those obligations imposed upon VJNIL by any Governmental Authority, by Laws and obligations arising under any agreement now or hereafter existing between VJNIL and any third party. In the event VJNIL has insufficient funds to pay or otherwise fulfill such costs, expenses, liabilities or obligations when due, Ticketmaster shall have the right, but not the obligation, to advance such funds to VJNIL; provided, however, that any advance in excess of L.100,000 must have the prior approval of the Board of Directors of VJNIL. Any such advance shall be promptly reimbursed by VJNIL to Ticketmaster; provided, however, to the extent any such advance is not reimbursed within seven (7) days, the full amount of such advance shall bear interest from and including the date of disbursement to the date of repayment (which date shall be the first date on which funds are available for such reimbursement) at the rate of ten percent (10%) per annum.

     2.4 RESPONSIBILITIES OF VJNIL. Ticketmaster's agreement to provide the Services under this Agreement is not intended to relieve VJNIL of, nor shall Ticketmaster be deemed to have assumed, the responsibilities and duties of VJNIL to any third party, including, without limitation, contractual obligations of VJNIL and obligations of VJNIL to any Governmental Authority such as the execution and filing of any tax or other reports and returns or any other governmental filings required under applicable broadcasting, tax, securities or other Laws. The foregoing notwithstanding, Ticketmaster agrees to assist the management and officers of VJNIL in the preparation of any such reports, returns or filings.

     2.5 BOOKS OF ACCOUNT; REPORTS TO STOCKHOLDERS. Until the earlier to occur of (a) termination of this Agreement for any reason or (b) the time when Ticketmaster no longer provides the Services hereunder, Ticketmaster shall assist VJNIL in (i) maintaining complete and correct books of account in accordance with GAAP, all Relevant Accounting Standards and the Companies Act 1985 of the U.K., as amended by the Companies Act 1989 ("the Companies Act"), which books of account shall be kept at the principal office of VJNIL, and upon reasonable notice to VJNIL, each of VJN and Ticketmaster shall have access to such books and records and the right to inspect and copy the same, and (ii) preparing any annual, quarterly and other information, documents, and other reports (collectively, "Reports") which VJNIL is otherwise required to distribute to its stockholders or file with any Governmental Authority pursuant to applicable Laws in the United Kingdom or the Republic of Ireland; provided, however, that the parties hereto acknowledge and agree that VJNIL shall be ultimately responsible for maintaining such books of account and preparing such Reports.

     2.6 PERSONNEL; RESOURCES. Ticketmaster shall be entitled to select, from time to time, those individuals who shall provide the Services hereunder on Ticketmaster's behalf; provided, that in the event any such individual is convicted of a material criminal offense involving dishonesty or moral depravity within the Territory or the United States of America during the period that he or she is engaged by Ticketmaster to assist in providing the Services, Ticketmaster promptly shall terminate such individual's engagement as a provider of Services hereunder. Ticketmaster shall use all reasonable endeavors to make available under this Agreement, as needed, the services of Ticketmaster's (or its Affiliates') senior management personnel who have experience or expertise in the areas of music, marketing, business development and/or music promotion, and individuals with experience in conducting business in the United Kingdom. Ticketmaster shall devote such time and effort as Ticketmaster deems reasonably necessary to provide the Services.

     2.7 VJNIL AND VJN COOPERATION. Each of VJNIL and VJN shall, and shall cause each of their shareholders, officers, directors, employees and agents, subject to the fiduciary duties of each such Person, to fully cooperate with Ticketmaster, its officers, directors and agents, and with each other party hereto in order that Ticketmaster, properly and in a timely fashion, may fulfill its obligations hereunder.

     2.8  TERMINATION FOR CAUSE; CASH IN LIEU OF SERVICES.

          (a) Following the expiration of the first Contract Year, VJNIL may terminate Ticketmaster's engagement hereunder for Cause as defined in subsections (a) and (b) of the definition thereof. At any time during the term hereof, VJNIL shall have the right to terminate Ticketmaster's engagement hereunder for Cause as defined in subsections (c) through (i) of the definition thereof. Following the termination of Ticketmaster's engagement pursuant to this Section 2.8(a), VJN shall have the right but not the obligation to provide the Services; provided, that if VJN exercises its option to provide the Services, or otherwise undertakes to perform duties or services similar to the Services, it shall do so on all of the terms and subject to all of the responsibilities and obligations contained herein with respect to Ticketmaster, including, without limitation, the provisions regarding termination for Cause.

          (b)  Any termination of Ticketmaster's engagement pursuant to
Section 2.8(a) shall be effected in the following manner: The members of VJNIL's Board of Directors who are entitled to vote at meetings of the Board and who were nominated by VJN shall deliver written notice to Ticketmaster specifying, in reasonable detail, the facts supporting termination for Cause. No sooner than 20 days after receipt by Ticketmaster of the foregoing notice, at a mutually agreed upon time and location, a meeting shall be held to discuss whether termination for Cause is or is not justified, which meeting shall be attended by (i) representatives of VJNIL and Ticketmaster (as selected by each of them in their sole respective discretion), (ii) the members of VJNIL's Board of Directors, the Chief Executive Officers of each of VJN and Ticketmaster, and (iii) if VJNIL and Ticketmaster agree, counsel to VJNIL and Ticketmaster. At the meeting, each of VJNIL and Ticketmaster shall be allowed a reasonable amount of time to present oral and written evidence in support of its position, however a formal record of the meeting shall not be maintained. Following the meeting, all members of VJNIL's Board of Directors who are not Ticketmaster Nominees (as defined in the Stockholders Agreement) shall determine, by majority vote (but in no event less than the vote of two such members), whether to terminate Ticketmaster's engagement hereunder for Cause; such vote shall constitute the action of the Board of Directors of VJNIL pursuant to Section 2.8(a). The termination of Ticketmaster's engagement following a meeting held in accordance with this Section 2.8(b) shall in no way constitute a waiver or release by Ticketmaster of any rights it may have hereunder, including, without limitation, for breach of this Agreement or for wrongful termination.

          (c) In the event that Ticketmaster's engagement to provide the Services hereunder is terminated pursuant to this Section 2.8 (the effective date of any such termination hereinafter the "Engagement Termination Date") Ticketmaster's obligation to provide the Services hereunder shall immediately cease and Ticketmaster shall, in lieu of providing the Services, pay to VJNIL, not later than 30 days after the Engagement Termination Date, the then outstanding principal amount of the Note (as defined below), which shall discharge all remaining liability under the Note and which payment shall be noted accordingly on the schedule attached to the Note. Termination of Ticketmaster's engagement to provide Services hereunder for Cause shall not constitute breach by Ticketmaster of this Agreement or entitle VJN or VJNIL to collect damages on account of such termination without it being proven that the act or omission underlying such termination for Cause itself constitutes breach of this Agreement.

                                  ARTICLE III
                     SUBSCRIPTION FOR SHARES; COMPENSATION

     3.1 SUBSCRIPTION FOR SHARES. Ticketmaster hereby subscribes for 110 newly issued and fully paid Ordinary Shares of VJNIL, with all rights attaching and free from Encumbrances (the "Service Shares"), and in consideration thereof, agrees to issue to VJNIL a promissory note substantially in the form of Exhibit A attached hereto (the "Note"), dated as of the date hereof, payable to the order of VJNIL in the aggregate principal amount of L.625,400, which shall be due and payable in equal monthly increments of L.10,423 commencing on July 31, 1995. Principal amounts outstanding under the Note from time to time shall not accrue interest. In consideration of the Note, VJNIL shall issue and deliver to Ticketmaster, concurrently with the execution of this Agreement, the Service Shares, which shares shall be deemed fully paid up upon issue.

     3.2 COMPENSATION FOR SERVICES. In consideration for Ticketmaster's performance of the Services, the outstanding principal amount of the Note shall be forgiven in equal monthly increments of Ten Thousand Four Hundred Twenty-Three Pounds Sterling (L.10,423) per month on the last day of each month commencing in July 1995 until the earlier of the date on which
(a) the principal amount of the Note has been forgiven in full, or
(b) Ticketmaster's engagement hereunder has been terminated pursuant to
Section 2.8. On the last day of each month, VJNIL shall make or cause to be made an appropriate notation on the schedule attached to the Note and made a part thereof reflecting the principal amount of the Note forgiven for the month then ended. The aggregate unpaid amount of the Note set forth on the schedule attached thereto shall be conclusive evidence, absent manifest error, of the principal amount owing and unpaid on the Note. The parties hereto agree and acknowledge that the fair market value of the Services to be performed by Ticketmaster, on a monthly basis, approximately equal the principal amount of the Note to be forgiven each month pursuant to this Section 3.2

     3.3  EXPENSES.  In addition to the compensation set forth in Section
3.2 hereof, VJNIL shall pay to Ticketmaster in arrears on a monthly basis an amount equal to the sum of all reasonable and accountable out-of-pocket expenses paid, advanced or actually incurred by Ticketmaster in connection with providing the Services hereunder. All such expenses shall be properly documented in accordance with VJNIL's policies respecting itemization and supporting documentation relative to reimbursable expenses, which documentation shall be made available to VJNIL promptly upon written request to Ticketmaster. All amounts invoiced by Ticketmaster hereunder shall be due and payable by VJNIL within thirty (30) days of Ticketmaster's delivery of reasonably detailed invoices to VJNIL in respect thereof.

     3.4 SERVICE SHARES SUBJECT TO STOCKHOLDERS AGREEMENT. Ticketmaster shall hold the Service Shares subject to the terms of the Stockholders Agreement.

     3.5 VALUE ADDED TAX. All sums payable hereunder are exclusive of Value Added Tax. VJNIL shall timely pay any and all Value Added Tax that is or may become due as a result of any payments made, forgiveness of the Note or other compensation made or paid in respect of the Services.

                                   ARTICLE IV
                                  TERMINATION

     4.1 RIGHT TO TERMINATE. This Agreement may be terminated with respect to all parties hereto at any time:

          (a)  by mutual written consent of Ticketmaster and VJNIL;

          (b) by Ticketmaster or VJN upon the suspension, revocation, termination, loss or adverse (with respect to VJNIL's interest) modification of that certain

License No. LPS044 granted to VJNIL by the Independent Television Commission on February 11, 1992, to come into force on February 14, 1992, or any renewed modified or successor license (the "ITC License"); provided, however, that Ticketmaster or VJN, as appropriate, shall be entitled to terminate this Agreement under this subsection (b) only if such suspension, revocation, termination, loss or adverse modification does not arise out of or result solely or substantially from actions or omissions to act by Ticketmaster or VJN, respectively;

          (c) by Ticketmaster (i) upon the suspension, revocation, termination, loss, adverse (with respect to VJNIL's interest) modification of, or material breach by VJN of, that certain license, dated as of the date hereof granted by VJN to VJNIL (the "VJN License") or any other occurrence the effect of which would be to suspend, revoke, terminate, assign or otherwise infringe upon VJNIL's exclusive license for the use of certain technology granted by VJN to VJNIL pursuant thereunder, (ii) in the event of a material breach by VJN or VJNIL of any agreement or covenant set forth in this Agreement or any of the other Transaction Documents, (iii) if any representation or warranty of VJN or VJNIL made in this Agreement or any of the other Transaction Documents is subsequently proven to have been incorrect or incomplete in any material respect when made, or (iv) the occurrence of an event of Bankruptcy with respect to either VJN or VJNIL; or

          (d) by VJN (i) if Ticketmaster, together with its Affiliates, ceases to own any capital stock of VJNIL, or (ii) if Ticketmaster's engagement hereunder is terminated pursuant to Section 2.8.

     4.2 EFFECTS OF TERMINATION. Upon the termination of this Agreement pursuant to Section 4.1: (a) all reimbursements or other amounts then due to Ticketmaster hereunder, including any accrued but unpaid interest thereon, shall immediately become due and payable, (b) Ticketmaster, VJN and VJNIL shall be released and discharged from any further obligation hereunder; provided, however, that such termination shall not relieve any party hereto of any liability for breach of this Agreement prior to the date of termination, and (c) unless Ticketmaster's engagement to provide Services is terminated pursuant to Section 2.8, Ticketmaster's obligation to pay the outstanding principal amount of the Note shall not be accelerated.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.1 REPRESENTATIONS AND WARRANTIES OF VJNIL. As an inducement to Ticketmaster to enter into this Agreement and to subscribe for the Service Shares, VJNIL hereby represents and warrants to Ticketmaster (and acknowledges that Ticketmaster has relied on the same) as follows:

          (a) Service Shares. The Service Shares, when issued and delivered to

Ticketmaster in accordance with Section 3.1 hereof, (i) will have been duly authorized and validly issued, and will be fully paid up, (ii) will not be issued in violation of any preemptive or other rights of any stockholder of VJNIL, and (iii) will be free and clear of any Encumbrance, other than pursuant to the Stockholders Agreement or as otherwise expressly set forth in this Agreement.

          (b) Organization, Qualification, Etc. of VJNIL. VJNIL is a duly registered, incorporated and validly existing corporation under the laws of England and Wales and has all necessary corporate power and authority to own, operate or lease the properties and Assets now owned, operated or leased by it and to carry on its Business as it has been, is currently and is currently anticipated to be conducted. VJNIL is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not have, or could not reasonably be expected to have, a Material Adverse Effect. All material corporate actions taken by VJNIL have been duly authorized and VJNIL has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Memorandum of Association or Articles of Association (collectively, the "Articles of Association"). True and correct copies of VJNIL's (i) Articles of Association, as amended and restated through the date hereof and (ii) resolutions of the members of VJNIL and of the Board of Directors adopted prior to the date hereof heretofore have been delivered to Ticketmaster and all of such resolutions remain in full force and effect in the form delivered to Ticketmaster.

          (c) Capitalization of VJNIL. Schedule 5.1(c) accurately (i) sets forth the names of the holders of all of the outstanding capital stock of VJNIL and the number of shares owned by each such stockholder and (ii) describes any preferences in distributions to which each such stockholder is entitled. There are no preemptive rights with respect to any capital stock of VJNIL and, except as set forth on Schedule 5.1(c), there are no outstanding options, subscriptions, warrants, calls, contracts, convertible securities, or other rights, agreements, arrangements or commitments of any character under which VJNIL is or may become obligated to issue, assign or transfer any shares of capital stock of VJNIL or purchase, redeem or otherwise acquire any outstanding shares of capital stock of VJNIL. Each outstanding share of capital stock of VJNIL has been duly and validly authorized and issued and is fully paid up and owned, beneficially and of record, by the stockholders listed on Schedule 5.1(c). VJNIL has not and, no stockholder listed on Schedule 5.1(c) has, granted any option or other right to purchase any capital stock of VJNIL or any interest therein from any such stockholder, except as set forth in the Monsey Stock Purchase Agreement.

          (d) Authority of VJNIL. VJNIL has all necessary corporate power and authority to enter into all of the agreements to which it is a party that are necessary to effect the Concurrent Transactions (collectively, the "Additional Agreements"), to carry out its obligations thereunder and to consummate the transactions contemplated thereby, as applicable. The execution and delivery by VJNIL of each of the Additional Agreements, the performance by VJNIL of its obligations thereunder and the consummation by VJNIL of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of VJNIL. Each of the Additional Agreements has been, or at Closing will be, duly executed and delivered by VJNIL and (assuming due authorization, execution and delivery by the other parties thereto) constitutes the legal, valid and binding obligation of VJNIL, enforceable against VJNIL in accordance with its respective terms, except as such enforcement may be subject to (i) Bankruptcy or other similar Laws now or hereafter in effect relating to creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          (e) No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 5.1(f) have been obtained and all filings and notifications listed on Schedule 5.1(e) have been made, the execution, delivery and performance of each of the Additional Agreements by VJNIL and the consummation of the transactions contemplated hereby are within VJNIL's objects and powers and do not and will not (i) violate, conflict with or result in the breach of any provision of VJNIL's Articles of Association, (ii) conflict with or violate any Law or Governmental Order applicable to VJNIL, the Business or the Assets which violation or conflict could, individually or in the aggregate, have a Material Adverse Effect on VJNIL, the Business, or the transactions contemplated hereby (including the Concurrent Transactions), or (iii) except as set forth on Schedule 5.1(e), conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of its Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which VJNIL is a party or by which any of such assets or properties is bound or affected which conflict or violation could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (f) Consents and Approvals. Except as set forth on Schedule 5.1(f), the execution, delivery and performance of each of the Additional Agreements by VJNIL does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any third party.

          (g) Litigation. Except as set forth on Schedule 5.1(g) (which, with respect to each action disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no actions, disputes or claims (other than proceedings filed but not yet served on VJNIL) being brought or, to VJNIL's knowledge, threatened by or against VJNIL (or any of its respective directors, officers, employees or agents), or affecting any of the Assets, pending (or, to the knowledge of VJNIL, threatened) and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. None of the matters disclosed on Schedule 5.1(g) could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby, including without limitation, the Concurrent Transactions. Except as set forth on Schedule 5.1(g), none of VJNIL nor any of the Assets is subject to any Law or Governmental Order (nor, to the knowledge of VJNIL, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could reasonably be expected to have a Material Adverse Effect.

          (h)  Financial Information.

               (i) All balance sheets, profit and loss accounts and all other financial information of VJNIL which have been or hereafter shall be furnished by or on behalf of VJNIL to Ticketmaster for the purposes of or in connection with this Agreement or any transaction contemplated hereby, including (A) the audited balance sheet as of December 31, 1994 and the related audited profit and loss account for the fiscal year then ended, together with all notes and schedules thereto (the "Year End Financial Statements") and (B) the unaudited balance sheet of VJNIL at April 30, 1995 and the related unaudited profit and loss account and statement of cash flows of VJNIL (the "Interim Financial Statements") have been prepared in accordance with GAAP, all applicable Relevant Accounting Standards and the Companies Act, consistently applied throughout the periods involved (except as disclosed therein) and give a true and fair view of the state of affairs of VJNIL as at the dates therefor and the results of their operations for the periods then ended, subject to year-end adjustments consisting only of normal recurring accruals. On the Closing Date, VJNIL will not have any liabilities, greater than L.100,000 individually or in the aggregate, whether prospective, contingent or otherwise, including for Taxes, long-term leases or unusual forward or long-term commitments, which are not fully provided for in the Interim Financial Statements, whether or not required to be so fully provided for as of the date thereof, except for those liabilities incurred since the date thereof in the ordinary course of VJNIL's business or as described on Schedule 5.1(h) and those liabilities reflected in the footnotes to the Year End Financial Statements.

               (ii) The annual operating budget of VJNIL for fiscal year 1995 (the "Budget") that heretofore has been delivered to Ticketmaster, has been prepared in light of the past operations of VJNIL. The Budget has been prepared in good faith, on the basis of honestly held views of management of VJN, using accounting principles and methods consistent with those used in preparing the Year End Financial Statements, except that the Budget omits (A) certain footnote disclosures and financial statement presentation items required by GAAP, all Relevant Accounting Standards and/or the Companies Act and (B) certain year end adjustments consisting only of normal recurring accruals usually included in the preparation of year end financial statements. The Budget is based on reasonable and realistic assumptions in light of current economic conditions and VJNIL has no knowledge of any reason why VJNIL should not be able to achieve the performance levels set forth in the Budget in light of current economic conditions. Ticketmaster acknowledges that some of the assumptions upon which the Budget has been based may not materialize.

               (iii) Since December 31, 1994, VJNIL has not paid or declared any dividend or distribution with respect to its outstanding capital stock.

          (i) Books and Records. The books of account and other financial records of VJNIL: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein, (ii) are complete and correct, not misleading and do not contain or reflect any inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

          (j) Receivables. Except to the extent, if any, provided for on the balance sheet included in the Interim Financial Statements and except as set forth on Schedule 5.1(j), all Receivables reflected on the balance sheet included in the Interim Financial Statements arose from, and the Receivables existing as of the Closing Date will have arisen from, the sale of services to persons not Affiliated with VJNIL and in the ordinary course of its business consistent with past practice and, except as provided against on the balance sheet included in the Interim Financial Statements, constitute or will constitute, as the case may be, only valid, undisputed claims of VJNIL not subject to valid claims of set-off, off-set or other defenses or counterclaims. The Interim Financial Statements make full provision for all doubtful debts and all bad debts have been written off, except for doubtful debts and bad debts that, individually or in the aggregate, would not have a Material Adverse Effect on VJNIL or the Business.

          (k) Acquired Assets. Except as disclosed on Schedule 5.1(k), each Asset of VJNIL (including, without limitation, the benefit of any licenses, leases or other agreements or arrangements) acquired since the date of the Interim Financial Statements has been acquired for consideration and on terms no less favorable to VJNIL than otherwise would have been available in a comparable arms' length transaction on the date of such acquisition, except for Assets with an aggregate acquisition cost of not more than L.25,000.

          (l) Conduct of Business in the Ordinary Course. Since the date of the Interim Financial Statements, and except as disclosed on
Schedule 5.1(l) or as otherwise specifically permitted hereby, VJNIL has conducted business only in the ordinary course and consistent with past practice.

          (m)  Compliance with Laws.  Except as set forth on
Schedule 5.1(m), VJNIL has conducted and continues to conduct its business in all material respects in accordance with all Laws and all Governmental Orders entered by or with any Governmental Authorities, and VJNIL is in compliance with all such Laws or Governmental Orders, except to the extent that the failure to so conduct or comply therewith would not, in the aggregate, have a Material Adverse Effect on VJNIL, the Business, or on the transactions contemplated hereby (including the Concurrent Transactions).

          (n)  Material Contracts.

               (i) VJNIL has, or has caused to be, made available to Ticketmaster for review and duplication, correct and complete copies (or in the case of oral contracts, summaries thereof) of all of the following contracts and agreements of VJNIL, together with all material contracts, agreements, leases and subleases to which VJNIL is a party concerning the management or operation of any real property and all material agreements relating to Intellectual Property (such material contracts and agreements, listed on Schedule 5.1(n), collectively, "Material Contracts"):

                    (A) each contract and agreement for the purchase of inventory or personal property with any supplier or for the furnishing of services to VJNIL, or otherwise related to the Business under the terms of which VJNIL: (1) is reasonably anticipated to pay or otherwise give consideration of more than L.5,000 in the aggregate over the remaining term of such contract or (2) cannot cancel without penalty or further payment and without more than 30 days' notice;

                    (B) each contract and agreement for the sale of inventory or other personal property or for the furnishing of services by VJNIL which: (1) is reasonably anticipated to involve consideration of more than L.5,000 in the aggregate during the fiscal year ending December 31, 1995 or in any fiscal year thereafter, (2) is reasonably anticipated to involve consideration of more than L.5,000 in the aggregate over the remaining term of the contract or (3) cannot be cancelled by VJNIL without penalty or further payment and without more than 30 days' notice;

                    (C) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which VJNIL is a party;

                    (D) all management contracts and contracts with independent contractors, consultants or other persons (including
Affiliates) (or similar arrangements) involving exclusive rights or requiring payments in excess of L.5,000 individually to which VJNIL is a party and which are not cancelable without penalty or further payment on 30 days' or less notice;

                    (E) all contracts and agreements relating to indebtedness of VJNIL in excess of L.5,000 individually or L.5,000 in the aggregate;

                    (F) all contracts and agreements with any Governmental Authority to which VJNIL is a party;

                    (G) all contracts and agreements that limit or purport to limit the ability of VJNIL to compete in any line of business, or with any person, or in any geographic area or during any period of time;

                    (H) all contracts and agreements between or among VJNIL on the one hand and any Affiliate of VJNIL on the other hand;

                    (I) all leases and subleases for tangible personal property having a value in excess of L.5,000; for purposes of this Agreement, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements;

                    (J) all contracts relating to Intellectual Property and all contracts relating to real property owned, leased or used by VJNIL; and

                    (K) all other contracts and agreements whether or not made in the ordinary course of business, which are material to VJNIL or the conduct of the Business.

               (ii) Except as disclosed on Schedule 5.1(n), each Material
Contract: (A) is valid and binding on the respective parties thereto and is in full force and effect and (B) upon consummation of the transactions contemplated hereby shall continue in full force and effect without penalty or other adverse consequence. VJNIL is not and, to VJNIL's knowledge, no other party to any Material Contract is, in breach of or default under any Material Contract, which breach or default would have a Material Adverse Effect on VJNIL, and no Material Contract contravenes or is registrable under any of the Trade Descriptions Acts, the Fair Trading Act 1973, the Restrictive Trade Practices Act 1976 and 1977, the Resale Prices Act 1976 or the Competition Act 1980.

               (iii)There is no contract, agreement or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of Business consistent with past practice, any of the properties, assets or services of VJNIL.

               (iv) There is not now outstanding any guarantee or agreement for indemnity or for suretyship either given by or for the benefit of VJNIL.

          (o)  Intellectual Property.

               (i) Ticketmaster heretofore has been provided with a true and complete list of all Intellectual Property which VJNIL owns or has the right to use. VJNIL has full ownership thereof or the right to use all such rights, in each case except to the extent heretofore disclosed in writing to Ticketmaster, and VJNIL has no knowledge that the conduct of the Business as now operated, as of the date hereof, conflicts with, misappropriates or infringes, or has been alleged to infringe, any Intellectual Property rights or franchises of any person in any manner (including patents, trade secrets or other proprietary rights of any third party). Ticketmaster heretofore has been provided with a true and complete copy of every material license or other material agreement, including all amendments thereto, pursuant to which VJNIL agreed to grant or has granted rights with respect to the Intellectual Property, or pursuant to which VJNIL enjoys rights in any Intellectual Property of any person. No current or former consultant, employee or Affiliate of VJNIL or VJN or any of their respective shareholders, officers or directors has any right, title or interest in any of the Intellectual Property used and/or owned by VJNIL. VJNIL heretofore has delivered to Ticketmaster true, complete and correct copies of all material correspondence, memoranda and other written advice from VJNIL's patent counsel or from any Governmental Authority, including without limitation, the United States Patent and Trademark Office, the Independent Television Commission, the U.K. Patent Office and Trademark Registry and the European Patent Office describing or discussing the Intellectual Property or the availability of patent protection for VJNIL's products, services and/or business.

               (ii) Except to the extent heretofore disclosed to Ticketmaster, to VJN's knowledge, none of the Intellectual Property owned by or licensed to VJNIL is being infringed by any person.

               (iii) To VJNIL's knowledge, the Intellectual Property heretofore disclosed in writing to Ticketmaster comprises all of the Intellectual Property required to enable VJNIL to lawfully carry on the Business as now conducted.

          (p) Real Property. The particulars of the real property set forth on Schedule 5.1(p) attached hereto (the "Real Property") are true and correct in all respects and VJNIL has good and marketable title to the Real Property free from Encumbrances and other adverse rights. The Real Property comprises all the real property owned, used or occupied by VJNIL in connection with the Business and VJNIL has never owned any interest in any other real property other than the Real Property. There is no violation of any law (including, without limitation, any building, planning, zoning law or environmental law) or any covenants, stipulations or conditions relating to any of the Real Property and VJNIL is in peaceful and undisturbed possession of each parcel of Real Property, except to the extent failure to be in such possession could not have a Material Adverse Effect. There are no contractual or legal restrictions that preclude or restrict in any material manner the ability to use any of the Real Property in the manner in which they are currently being used and the Real Property has all rights and easements reasonably necessary for their use and enjoyment for the purposes of the Business. VJNIL is not leasing or subleasing and has not leased or sublet any parcel or any portion of any parcel of Real Property to any other Person, nor has VJNIL assigned its interest under any lease or sublease for any leased Real Property to any third party. There are no outstanding material disputes with any Person relating to the Real Property or its use and no notices have been given or received by VJNIL which would adversely affect the use and enjoyment of the Real Property.

          (q) Assets. VJNIL owns, leases or has the legal right to use all the properties and assets used or intended to be used or required in the conduct of the Business and which are material and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts and agreements used or intended to be used by VJNIL or required in or relating to the conduct of the Business (such properties, assets and contract rights collectively referred to as the "Assets").
VJNIL has good title to or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except as disclosed on Schedule 5.1(q). All the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used and intended.

          (r) Suppliers. Except as disclosed on Schedule 5.1(r), VJNIL has not received any notice, nor is VJNIL aware, that any supplier will not sell supplies and other goods or provide services to VJNIL at any time after the date hereof on terms and conditions substantially similar to those used in its current sales to VJNIL, subject only to general and customary price increases.

          (s)  Taxes.

               (i) Except as set forth on Schedule 5.1(s)(i), (A) all returns and reports in respect of all Taxes required to be filed with respect to VJNIL or the Business have been timely filed; (B) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (C) all such returns and reports are true, correct and complete; (D) no adjustment relating to such returns has been proposed by any tax authority and, to the knowledge of VJNIL, no basis exists for any such adjustment; (E) there are no pending or, to the knowledge of VJNIL, threatened actions or proceedings for the assessment or collection of Taxes against VJNIL; (F) there are no Encumbrances on any Assets; (G) VJNIL has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; and (H) all Taxes required to be withheld, collected or deposited by or with respect to VJNIL or the Business have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

               (ii) Except as disclosed on Schedule 5.1(s)(ii), (A) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which VJNIL may be subject; (B) there are no proposed reassessments of any property owned by VJNIL or other proposals that could increase the amount of any Tax to which VJNIL would be subject; and (C) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect VJNIL.

               (iii) VJNIL has delivered to Ticketmaster correct and complete copies of all federal, state and foreign income, franchise and similar tax returns since January 1991, and correct and complete summaries of all examination reports, and statements of deficiencies assessed against or agreed to by VJNIL since January 1991.

               (iv) On the balance sheet included in the Interim Financial Statements, reserves and allowances have been provided adequate to satisfy all liabilities for Taxes relating to VJNIL for periods through the date thereof.

          (t) ITC License. The ITC License, is in full force and effect and has not been amended or modified from the copy heretofore delivered to Ticketmaster. VJNIL is in full compliance in all material respects with all conditions and provisions of the ITC License, including without limitation all provisions relating to programmed standards and record keeping requirements. VJNIL is not, and VJNIL has not received any notice that VJNIL is, in default or breach under the ITC License and no event has occurred and no condition or state of facts exists (other than the transactions contemplated herein, including, without limitation, the Concurrent Transactions, with respect to which VJNIL makes no representation) that, with the passage of time or the giving of notice or both, could constitute a default or breach under the ITC License. VJNIL, on a timely basis, has made all payments and filings required under the ITC License. VJNIL has not received any notice that the Independent Television Commission has revoked or intends to revoke the ITC License and, to the knowledge of VJNIL, no action is threatened or in progress against VJNIL with respect thereto.

          (u) Full Disclosure. No representation or warranty with respect to VJNIL contained in this Agreement and no written statement contained in any financial or operating data or certificate furnished to Ticketmaster pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (including the Concurrent Transactions), contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          (v) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Documents based upon arrangements made by or on behalf of VJNIL except an aggregate of $75,000 (U.S.) payable by VJNIL to Communications Equity Associates, which $75,000 (U.S.) shall be paid at the Closing solely by VJNIL.

          (w) Additional Representations and Warranties of VJNIL. Each of the representations and warranties made by VJNIL to TM/Video International, Inc. pursuant to Article IV of the Secured Loan Agreement to which TM/Video International, Inc. is a party are true and correct in all material respects as of the date hereof.

     5.2 REPRESENTATIONS AND WARRANTIES OF VJN AND TICKETMASTER. Each of Ticketmaster and VJN hereby represents and warrants to each other party to this Agreement as follows:

          (a) Organization. It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. It is duly qualified or licensed and in good standing to carry on its business in each jurisdiction in which the property owned, leased, or operated by it in connection with its business or the nature of its operations make such qualification necessary.

          (b) Authorization and Validity of Agreement and Transaction Documents. It has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder, as applicable. The execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party has been duly authorized by its Board of Directors and shareholders, if required, and no other corporate action on the part of it is necessary to authorize the execution and delivery by it of this Agreement and each other Transaction Document to which it is a party. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by it and is a valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable Bankruptcy or other Laws affecting the enforcement of creditors' rights generally, or by general equitable principles.

          (c) No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery of this Agreement by it and the performance of the transactions contemplated hereby will not (i) result in a violation of its Certificate or Articles of Incorporation, as appropriate, or By-Laws, (ii) conflict with or violate any provision of any Law, judgment, or decree applicable to it, or by which any of its properties or assets are bound or affected, which conflict or violation would, individually or in the aggregate, have a Material Adverse Effect on it, the Business or its ability to perform its obligations hereunder or under the other Transaction Documents to which it is a party, (iii) require any action by, or in respect of, or further filing with, any governmental body, or contravene or constitute a default under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of it, or to a loss of any benefit of it under any provision of applicable Law, or (iv) result in a violation or breach of any provision of, or constitute a default (or an event, which with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien upon any of the properties or assets of it under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which it is a party or by which it, or any of its properties or assets, may be bound, which termination, acceleration or lien would, individually or in the aggregate, have a Material Adverse Effect on it, the Business or its ability to perform its obligations hereunder.

          (d) Litigation. No litigation, arbitration proceedings or governmental proceedings are pending or, to the representing party's knowledge, threatened against such representing party which could, if adversely determined, have a Material Adverse Effect on the representing party or adversely affect the consummation of the transactions contemplated hereby.

                                   ARTICLE VI
                                CONFIDENTIALITY

     6.1  CONFIDENTIAL INFORMATION.

          (a) Each of Ticketmaster, VJNIL and VJN acknowledges that during the term of this Agreement, it may be furnished with or may otherwise obtain or have access to proprietary or confidential information regarding the other parties hereto and other business conducted by such other parties, including without limitation, Intellectual Property, financial plans or projections and other confidential and proprietary technical, financial or business information (collectively, "Confidential Information"). Each of Ticketmaster, VJNIL and VJN acknowledges that all Confidential Information, whether in oral, written, encoded, graphic or other tangible or intangible form, is subject to the terms of this Agreement.

          (b) Notwithstanding the foregoing, the following shall not be considered Confidential Information subject to this Agreement:

               (i) information that is or becomes generally available to and known by the public other than as a result of an unauthorized disclosure by a party hereto or a Permitted Person (as defined in Section 6.1(c) hereof); or

               (ii) information which is received by a party hereto or a Permitted Person on a non-confidential basis from a third person who is not under any obligation to maintain the confidentiality thereof.

          (c) So long as this Agreement is in effect and at all times thereafter, each of Ticketmaster, VJNIL and VJN agrees to:

               (i) hold all Confidential Information in confidence and protect it from disclosure with a reasonable degree of care and in any event with at least the same degree of care by which such party protects its own proprietary or confidential information;

               (ii) restrict disclosure of Confidential Information solely to those persons who have a need to know and only such portion of Confidential Information as they need to know, in connection with such party's performance of its obligations pursuant to this Agreement (the "Permitted Persons");

               (iii) advise the Permitted Persons of the confidential nature of the Confidential Information and the terms of this Section 6.1 and implement reasonable procedures to prevent disclosure or improper use of Confidential Information by the Permitted Persons;

               (iv) use Confidential Information only in connection with the performance of its obligations pursuant to, and in compliance with, this Agreement; and

               (v) be responsible for such party's Permitted Person's breach of this Section 6.1 and of Sections 6.2 and 6.3 hereof.

     6.2 RETURN OF CONFIDENTIAL INFORMATION. The Confidential Information at all times shall be and remain the property of Ticketmaster, VJNIL or VJN, as appropriate. Within five (5) days after the expiration or termination of this Agreement or upon request of the party which has a proprietary interest in the Confidential Information (the "Owner Party"), each other party hereto shall (a) return to the Owner Party all Confidential Information received by such party in tangible form and
(b) destroy all studies, analyses, reports or other documents prepared by such party which contain or are based, in whole or in part, on the Confidential Information, which destruction shall be confirmed in writing within such five (5) day time period.

     6.3 DISCLOSURE OF CONFIDENTIAL INFORMATION. In the event that any party hereto becomes subject to a demand for discovery or other request for disclosure of Confidential Information pursuant to applicable Law or legal process, such party, on its own or on such Permitted Person's behalf, shall give prompt notice to the Owner Party of such demand or request and shall cooperate, as reasonably requested, in seeking a protective order or other appropriate remedy and/or, to the extent permitted by Law, with respect to the form of such required disclosure.

     6.4 EQUITABLE RELIEF. Each of Ticketmaster, VJNIL and VJN understands and acknowledges that money damages would not be a sufficient remedy for any breach of Sections 6.1, 6.2 or 6.3 hereof and each agrees that, in the event of a breach or threatened breach of any of such provisions, in addition to any remedies otherwise available, the appropriate Owner Party shall be entitled to equitable relief, including injunction and specific performance, without the necessity of posting a bond.

                                  ARTICLE VII
                            INTERESTED TRANSACTIONS

     Subject to Section 2.2(j) hereof, any contract, lease or other relationship between VJNIL and either of Ticketmaster or VJN (or their respective Affiliates) which is entered into in good faith and in furtherance of the Business, is on terms no more favorable than would be offered to an unrelated third party and is disclosed to VJNIL and VJN or Ticketmaster, as appropriate, shall be permitted and shall not be voidable or affected in any manner by the fact that Ticketmaster or VJN is directly or indirectly interested therein. None of Ticketmaster, VJN or VJNIL shall have any rights with respect to any benefits or profits directly or indirectly realized by any of the other parties hereto as a result of any of the foregoing transactions.

                                  ARTICLE VIII
                            LIMITATION ON LIABILITY

     Neither Ticketmaster nor any Person acting on its behalf, pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to VJNIL or VJN or their Affiliates for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon Ticketmaster or such Person by this Agreement, unless Ticketmaster or such Person, respectively, shall be adjudicated guilty of Gross Negligence or willful misconduct with respect to such conduct or omission to act.

                                   ARTICLE IX
                                INDEMNIFICATION

     9.1 INDEMNIFICATION OF TICKETMASTER AND TICKETMASTER AFFILIATES. Notwithstanding Ticketmaster's agreement to provide the Services in accordance with the provisions hereof, each of VJNIL and VJN acknowledges that performance by Ticketmaster of the Services shall not subject Ticketmaster or its Affiliates, or any of its or their respective partners, stockholders, officers, directors, employees or agents (individually, a "Ticketmaster Indemnified Party" and collectively, the "Ticketmaster Indemnified Parties") to any liability whatsoever, except, with respect to any Ticketmaster Indemnified Party, as shall be caused by the Gross Negligence or willful misconduct on the part of such Ticketmaster Indemnified Party. From and after the date hereof VJNIL and VJN shall, jointly and severally, indemnify and hold harmless the Ticketmaster Indemnified Parties from and against any claim, loss, damage or expense, including, without limitation, reasonable attorneys' and consultants' fees, disbursements and expenses, which may be asserted against, imposed upon or suffered by any Ticketmaster Indemnified Party arising out of or related to
(a) any inaccuracy in or breach of any (i) representations or warranties made by VJN or VJNIL herein that are qualified as to materiality or
(ii) covenants or agreements made by VJN or VJNIL herein, unless such inaccuracy or breach is due to the Gross Negligence or willful misconduct on the part of any Ticketmaster Indemnified Party, (b) any material inaccuracy in or material breach of any representations or warranties made by VJN or VJNIL herein that are not qualified as to materiality, unless such material inaccuracy or material breach is due to the Gross Negligence or willful misconduct on the part of any Ticketmaster Indemnified Party,
(c) the Services performed hereunder, or (d) any action or omission of VJN or VJNIL which occurred prior to the date hereof, except (i) with respect to any Ticketmaster Indemnified Party, any such claim, loss, damage or expense which is caused by the Gross Negligence or willful misconduct on the part of such Ticketmaster Indemnified Party, or (ii) any losses to the extent that the same result solely from a decline in value of the Service Shares below L.625,400, which decline is not directly related to and does not directly result from any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made herein by VJNIL or VJN.

     9.2 INDEMNIFICATION OF VJNIL AND VJN. From and after the date hereof and subject to Article VIII, Ticketmaster shall indemnify and hold harmless each of VJNIL and VJN or their respective Affiliates, or any of their partners, stockholders, officers, directors, employees or agents (each a "VJN/VJNIL Indemnified Party"), from and against any claim, loss, damage or expense, including, without limitation, reasonable attorneys' and consultants' fees, disbursements and expenses, suffered by VJNIL, VJN or any VJN/VJNIL Indemnified Party arising or relating to (a) any inaccuracy in or breach of any (i) representations or warranties made by Ticketmaster herein that are qualified as to materiality, or (ii) covenants or agreements made by Ticketmaster herein, unless such inaccuracy or breach is due to the Gross Negligence or willful misconduct on the part of VJN, VJNIL or any VJN/VJNIL Indemnified Party, (b) any material inaccuracy in or material breach of any representations or warranties made by Ticketmaster herein that are not qualified as to materiality, unless such material inaccuracy or material breach is due to the Gross Negligence or willful misconduct on the part of VJN, VJNIL or any VJN/VJNIL Indemnified Party.

     9.3  PROCEDURE FOR CLAIMS.

          (a) Notice. Within ten (10) days after obtaining written notice of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("Notice of Claim") to the other party; provided, however, that the indemnifying person shall not make any settlement of any claims (except for settlements which involve only the payment of money) without the written consent of the party seeking indemnification, which consent shall not be unreasonably withheld or delayed. The person seeking indemnification shall be kept reasonably informed of the action, suit or proceeding giving rise to the Notice of Claim at all relevant stages thereof. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification.

          (b) Defense. Upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the engagement of counsel, and shall be responsible for the payment of all expenses, including the reasonable fees and expenses of such counsel; provided, however, that the failure to give a Notice of Claim to the indemnifying party shall not prohibit the indemnified party from obtaining indemnification from an indemnified person to the extent that the indemnifying party is not prejudiced by such failure; provided, further, that the indemnified party shall have the right to engage separate counsel in any such action and to participate in or assume the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless (i) the engagement has been specifically authorized by the indemnifying party in writing, (ii) the indemnifying party has failed to assume the defense and engage counsel in a timely manner, or (iii) the named parties to any action (including any impleaded parties) include Ticketmaster and VJNIL and/or VJN and the indemnified party has been advised by such counsel that representation of Ticketmaster and VJNIL and/or VJN by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to engage separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

          (c) To the extent that an indemnified party recovers on a third party claim, the amount of such recovery (after deduction of all costs and expenses incurred in connection therewith) shall reduce, dollar-for-dollar, the indemnification obligation otherwise owing by the indemnifying party.

     9.4 THIRD PARTY BENEFICIARIES. Nothing contained in this Article IX shall confer any rights upon, or inure to the benefit of, any third party other than those parties specified in Sections 9.1 and 9.2 hereof, it being understood that such parties, to the extent not actually parties hereto, shall be third party beneficiaries.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 BENEFIT; NON-ASSIGNMENT. Each party represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party. The terms of this Agreement and the Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign all or any part of its rights or delegate all or any part of its obligations under this Agreement or the Note without the express written consent of each other party hereto; provided, however, that Ticketmaster may assign its rights and delegate its duties hereunder to an Affiliate of Ticketmaster with the prior written consent of VJNIL, which consent shall not be unreasonably withheld, delayed or withdrawn.

     10.2 INDEPENDENT CONTRACTOR. Each party hereto acknowledges and agrees that Ticketmaster is an independent contractor with respect to VJNIL and VJN and neither Ticketmaster, nor any officer, employee, agent, servant or independent contractor of Ticketmaster or any of its parents, partners, subsidiaries or Affiliates, shall at any time be deemed to be an employee or agent of either VJNIL or VJN, and this Agreement shall not constitute or be deemed to constitute an agreement of partnership, for any purpose whatsoever.

     10.3 FURTHER INSTRUMENTS. Each of Ticketmaster, VJNIL and VJN shall further execute and deliver all such other appropriate supplemental agreements and other instruments and take such other action as may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the parties hereto and as against third parties, or as one or both of the other parties may reasonably request.

     10.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) upon the earliest to occur of (a) receipt, if made by personal service, (b) two days after delivery, if made by reputable overnight international courier service, (c) upon the delivering party's receipt of a written confirmation of a transmission made by cable, by telecopy, by telegram, or by telex, or
(d) three days after being mailed by registered or certified international or air mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.4):

     If to Ticketmaster: TM No. 2 Limited
                         20 Black Friars Lane
                         London EC4V 6HD
                         Attention: Chief Operating Officer

     with a copy to:     Neal Gerber & Eisenberg
                         Two North LaSalle Street
                         Chicago, Illinois  60602
                         Attention:  Charles Evans Gerber, Esq.

     If to VJNIL:        Video Jukebox Network International Limited
                         Imperial House, 11-13 Young Street
                         Kensington London W8
                         Attention:  Managing Director

     If to VJN:          Video Jukebox Network, Inc.
                         1221 Collins Avenue
                         Miami Beach, Florida  33139
                         Attention:  Chief Financial Officer
     with a copy to:     Lucio, Mandler, Croland, Bronstein & Steele, P.A.
                         701 Brickell Avenue, Suite 2000
                         Miami, Florida 33131
                         Attention:  Leslie J. Croland, Esq.

     10.5 GOVERNING LAW. This Agreement shall be governed in accordance with the internal laws of England and Wales (without regard to its conflict of laws principles) and each party hereto hereby submits to the exclusive jurisdiction of the courts of England and Wales. VJN hereby appoints Communication Equity Associates International Ltd., whose registered office is at 74 Brook Street, London W1Y1YD ("CEAIL") as its agent for service of process in England and warrants that CEAIL accepts its appointment. VJN shall not revoke such appointment without the prior written consent of Ticketmaster, which consent shall not be unreasonably withheld, unless VJN first appoints another such agent and notifies Ticketmaster in writing in advance of the appointment and of the new agent's name and address; provided that if for any reason an agent appointed under this Section shall cease to act as such, VJN shall promptly appoint another such agent and notify Ticketmaster of the appointment and the new agent's name and address. If VJN does not make such an appointment within seven days of such cessation, then Ticketmaster may do so on VJN's behalf and shall notify the other parties hereto of such appointment.

     10.6 WAIVER. No party shall by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. The waiver by any party of a particular breach of this Agreement by any other party shall not be construed as or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.

     10.7 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Exhibits and Schedules hereto which are incorporated herein by reference, contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements and all oral or written proposals, understandings, representations, conditions, and other communications between the parties relating to the subject matter hereof. Except as otherwise expressly set forth herein, this Agreement may be amended only by a writing signed by all parties hereto, and no other act, document, usage or custom shall be deemed to amend this Agreement.

     10.8 COUNTERPARTS. This Agreement may be executed in counterparts all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such a counterpart.

     10.9 SEVERABILITY. If any provision of this Agreement shall be found to be invalid, inoperative, unreasonable or unenforceable in law or equity by a court of competent jurisdiction, such finding shall not affect the validity of any other provision of this Agreement, which shall be construed to effect the purposes of this Agreement to the fullest extent permitted by Law.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement under seal as of the day and year first above written.

                    TM NO. 2 LIMITED, a company incorporated under the laws of a England and Wales




                    By:  /s/ Marc Bension
                         ---------------------------------
                         Name: Marc Bension
                         Title: Director



                    VIDEO JUKEBOX NETWORK INTERNATIONAL LIMITED, a company incorporated under the laws of England and Wales




                    By:  /s/ Vincent Monsey
                         ---------------------------------
                         Name: Vincent Monsey
                         Title: Managing Director



                    VIDEO JUKEBOX NETWORK, INC., a Florida corporation




                    By:  /s/ Alan McGlade
                         ---------------------------------
                         Name: Alan McGlade
                         Title: President and CEO

                                  EXHIBIT "A"

        [COPY OF PROMISSORY NOTE FILED AS EXHIBIT 99.12 TO THIS FORM 8-K]

                                SCHEDULE 5.1(c)

                            Capitalization of VJNIL

                                                     Number of
     Stockholder                                  Ordinary Shares
     -----------                                  ---------------

     Video Jukebox Network, Inc.                       602


Any and all preemptive rights of Monsey and VJN in the common stock of VJNIL have been waived on or prior to the date hereof.

                                SCHEDULE 5.1(e)

                                  No Conflict

1. It will be necessary to notify this Agreement and all related and ancillary documentation to the European Commission pursuant to Article 85 of the Treaty of Rome and EC Regulation Number 17/62 of February 6, 1962, as amended.

2. It will be necessary to file this Agreement and all related and ancillary documentation at the Office of Fair Trading pursuant to the Restrictive Trade Practices Act 1976.

3. By letter dated May 2, 1995, Rowe and Maw acting on behalf of Ticketmaster, notified the Independent Television Commission of this Agreement. Within 28 days of Closing, VJNIL must notify the Independent Television Commission of completion of this transaction pursuant to the terms of its license (License Number LPSO44 dated February 11, 1992) from the Independent Television Commission.

4. Pursuant to the terms of a Stock Purchase Agreement, dated as of November 21, 1990, between VJN and TCI Liberty, Inc. ("TCI"), TCI or its assigns have preemptive rights regarding any original issuance of VJN stock. On June 1, 1995, VJN notified TCI's present assignee, Liberty VJN, Inc. ("Liberty") of the issuance of VJN stock (the "Monsey Stock") to Vincent Monsey, contemplated by this transaction. In doing so, VJN requested that Liberty waive any preemptive rights which it may have with respect to the issuance of the Monsey Stock. On June 27, 1995, Liberty waived any such preemptive rights.

5. The Home Insurance Company of Illinois Insurance policy (No. PDO-F-922212-4/000) will cease to cover VJNIL upon the closing of the contemplated transaction.

6. The Employers Reinsurance Corporation Broadcasters Broad Form Defamation and Associated Risks Policy (No. RLS-004814-R) will cease to cover VJNIL upon the closing of the contemplated transaction.

                                SCHEDULE 5.1(f)

                             Consents and Approvals

1. It will be necessary to notify this Agreement and all related and ancillary documentation to the European Commission pursuant to Article 85 of the Treaty of Rome and EC Regulation Number 17/62 of February 6, 1962, as amended.

2. It will be necessary to file this Agreement and all related and ancillary documentation at the Office of Fair Trading pursuant to the Restrictive Trade Practices Act 1976.

3. By letter dated May 2, 1995, Rowe and Maw acting on behalf of Ticketmaster, notified the Independent Television Commission of this Agreement. Within 28 days of Closing, the VJNIL must notify the Independent Television Commission of completion of this transaction pursuant to the terms of its license (License Number LPSO44 dated February 11, 1992) from the Independent Television Commission.

4. Pursuant to the terms of a Stock Purchase Agreement, dated as of November 21, 1990, between VJN and TCI Liberty, Inc. ("TCI"), TCI or its assigns have preemptive rights regarding any original issuance of VJN stock. On June 1, 1995, VJN notified TCI's present assignee, Liberty VJN, Inc. ("Liberty") of the issuance of VJN stock (the "Monsey Stock") to Vincent Monsey, contemplated by this transaction. In doing so, VJN requested that Liberty waive any preemptive rights which it may have with respect to the issuance of the Monsey Stock. On June 27, 1995, Liberty waived any such preemptive rights.

                                SCHEDULE 5.1(g)

                                   Litigation

     VJNIL was in dispute with Dolphin Head Group Holdings Plc ("Dolphin") relating to the occupation by VJNIL of certain premises known as Unit or Suite 5, Camberley House, Portesbery Road, Camberley, Surrey and Unit 6, Camberley House, 85 High Street, Camberley, Surrey. A writ was served on VJNIL dated September 14, 1994 claiming a total of L.15,135.51 plus interest and costs. A Defense dated October 27, 1994 was served by VJNIL. The matter was settled by mutual consent on May 11, 1995 - a payment of L.6,850.00 was made by VJNIL to Dolphin's solicitors on behalf of Dolphin. A consent order was issued by the court on May 12, 1995 ordering that no order should be made in respect of Dolphin's claim against VJNIL, save that VJNIL pay the costs of the action brought by Dolphin against VJNIL, such costs to be taxed if not agreed. The costs are in the process of being taxed and Clintons has estimated that the taxed costs are likely to be in the region of L.10,000.00 - L.20,000.00.

                                SCHEDULE 5.1(h)

                             Financial Information

                                      None

                                SCHEDULE 5.1(j)

                                  Receivables

                                      None

                                SCHEDULE 5.1(k)

                                Acquired Assets

                                      None

                                SCHEDULE 5.1(l)

                     Conduct of Business in Ordinary Course

                                      None

                                SCHEDULE 5.1(m)

                              Compliance with laws

1. As mentioned in the minutes of a meeting of the Board of Directors of VJNIL held on April 26, 1993, VJNIL was at that date in arrears in respect of the payment of tax under the PAYE scheme, in the amount of approximately L.40,000. These arrears, together with any interest and penalties thereon, have since been paid.

2. VJNIL obtains all advertisements shown on "The Box" from advertising agencies. VJNIL does not analyze advertisements shown on "The Box" for compliance with any codes of advertising standards or similar codes. Consequently, there can be no assurance that VJNIL is in compliance with any applicable codes of advertising standards.

3.   VJNIL is not registered under the Data Protection Act 1984.
     Nevertheless, VJNIL submitted an application for registration under such act to the Registrar on June 14, 1995.

4. The statutory (audited) accounts for the accounting year ended December 31, 1992 were filed late with the Registrar of Companies. Such accounts were accepted for filing on July 12, 1994.

                                SCHEDULE 5.1(n)

                               Material Contracts

1. Shareholders Agreement, dated March 4, 1992, among VJNIL, Vincent Monsey and VJN.

2. Escrow Agreement, dated March 4, 1992, among Vincent Monsey, VJN, Alsop Wilkinson and VJNIL.

3.   Hire-Purchase Agreement for a Ford Escort 1.4 LX dated August 5, 1993.

4. Telephone equipment rental agreement, dated July 3, 1992, between VJNIL and Telecom Rentals Limited.

5. International Management Agreement, dated December 31, 1993, among VJN, VJNIL and Communications Equity Associates, Inc.

6. CEA Financing Representation Agreement, dated February 11, 1992, between VJNIL and Communications Equity Associates International Limited

7.   Director's Service Agreement of Vincent Monsey, dated March 4, 1992.

8. BT Callstream Service Agreement, dated July 22, 1994, between VJNIL and British Telecommunications Plc.

     Video Performance Limited

9. Heads of Agreement, dated February 11, 1994, regarding License Agreement between Video Performance Limited and VJNIL.

     Details of VJNIL's current relationship and on-going negotiations with Video Performance Limited have been disclosed to Ticketmaster, pursuant to the following correspondence, copies of which have been provided to Ticketmaster:

     a)   copy letter dated 9/29/94 from Clintons solicitors to VJNIL;

     b)   copy letter dated 9/30/94 from VJNIL to VPL;

     c)   copy letter dated 11/1/94 from Clintons to VPL;

     d)   copy letter dated 11/9/94 from VPL to Clintons;

     e)   copy letter dated 11/16/94 from VPL to Clintons;

     f)   copy letter dated 11/21/94 from Clintons to VPL;

     g)   copy letter dated 11/29/94 from VPL to Clintons;

     h)   copy letter dated 11/29/94 from Clintons to VPL;

     i)   copy letter dated 12/6/94 from Clintons to VPL;

     j)   copy letter dated 12/6/94 from VPL to Clintons;

     k)   copy letter dated 12/8/94 from Clintons to VPL;

     l)   copy letter dated 12/21/94 from VPL to Clintons;

     m)   copy letter dated 1/3/95 from Clintons to VPL;

     n)   copy letter dated 1/26/95 from Clintons to VPL;

     o)   copy letter dated 2/9/95 from VPL to Clintons;

     p)   copy letter dated 2/13/95 from Clintons to VPL;

     q) copy letter dated 2/13/95 from VPL to Clintons enclosing the proposed draft License Agreement;

     r) letter dated 5/24/95 from Lucio, Mandler, Croland, Bronstein & Steele, P.A. to Neal, Gerber & Eisenberg, enclosing latest draft of proposed license agreement.

     ITC

10. License granted to VJNIL by the Independent Television Commission, dated February 11, 1992.

     Insurance

11. Home Insurance Company of Illinois Insurance policy (No. PDO-F-922212-4/000) for VJN for the period from December 6, 1994 to December 6, 1995 with a premium of $137,500.00.

12. Employers Reinsurance Corporation Broadcasters Broad Form Defamation and Associated Risks Policy (No. RLS-004814-R) for VJN for the period from June 19, 1995 to June 19, 1996 with a premium of $9,570.

13. Cover note from Thompson Heath & Bond Ltd. for Commercial Combined Insurance (No. 664/2662001E) for VJN for the period from August 7, 1994 to August 6, 1995 with a premium of $19,875.

14. The Insurance Company of the State of Pennsylvania Insurance policy (No. 80-259277) for VJN from May 1, 1995 to May 1, 1996 with a premium of $2,500.

15. Eagle Star Insurance Company Limited Wide Angle Media Combined Policy (policy number unknown at this time) from June 10, 1995 to June 9, 1996 with a premium of L.571.95.

16.  Eagle Star Insurance Company Limited Office Combined Policy
     (002/820/J0000859/3) from June 2, 1995 to June 2, 1996 with a premium of L.1,224.65.

     Property

17. Underlease relating to Second Floor, Imperial House, 11/13 Young Street, Kensington, London W8, dated February 3, 1994, between Office Angels Limited and Video Jukebox Network International Limited and an Order Authorizing Exclusion of provisions of Sections 24 to 28 of the Landlord and Tenant Act 1954 dated February 7, 1994 in the Shoreditch County Court.

18. License to Underlet property, dated February 1, 1994, relating to Second Floor, 11/13 Young Street, London W8 among Archly Corporation N.V., Office Angels Limited and VJNIL .

19.  Lease, dated May 2, 1991, between Newdaze Limited and Office Angels
     Limited.

20. Lease, dated January 31, 1972, between City Centre Properties Limited and The Imperial Life Assurance Company of Canada.

21.  Lease, dated February 8, 1995, between VJNIL and Archly Corporation
     N.V.

     Cable Operators

     See attached sheet

                                   EXCEPTIONS

1. The Shareholders Agreement among VJNIL, Vincent Monsey and VJN, dated April 4, 1992 will be terminated immediately prior to the Closing.

2. The Escrow Agreement among Vincent Monsey, VJN, Alsop Wilkinson and VJNIL, dated March 4, 1992, will be terminated immediately prior to Closing.

3. The International Management Agreement, dated December 31, 1993, among VJN, VJNIL and Communications Equity Associates, Inc., only so far as it relates to VJNIL, was terminated on June 30, 1995.

4. The CEA Financing Representation Agreement, dated February 11, 1992, between VJNIL and Communications Equity Associates International Limited was terminated on June 30, 1995.

5. The Director's Service Agreement of Vincent Monsey, dated March 4, 1992, will be terminated at Closing and will be replaced by a new employment agreement.

6.   The Home Insurance Company of Illinois Insurance policy (No. PDO-F-
     922212-

     4/000) will cease to cover VJNIL upon the closing of the contemplated transaction.

7. The Employers Reinsurance Corporation Broadcasters Broad Form Defamation and Associated Risks Policy (No. RLS-004814-R) will cease to cover VJNIL upon the closing of the contemplated transaction.

8. VJNIL received a renewal notice for the Eagle Star Insurance Company Limited Wide Angle Media Combined Policy, for the current period, on June 29, 1995. Coverage will only remain in effect for the period indicated, so long as VJNIL pays the premium within 14 days of the renewal notice.

                                SCHEDULE 5.1(p)

                                 Real Property

PREVIOUS PREMISES

Comfrey House, Comfrey Close, Cove, Hampshire GU14 9XX

Camberley House, Portesbery Road, Camberley, Surrey GU15 3SZ

PRESENT PREMISES

The Leasehold Premises known as First and Second Floors, Imperial House, 11/13 Young Street, Kensington, London W8

                                SCHEDULE 5.1(q)

                                     Assets

                                      None

                                SCHEDULE 5.1(r)

                                   Suppliers

                                      None

                               SCHEDULE 5.1(s)(i)

                                     Taxes

1. As mentioned in the minutes of a meeting of the Board of Directors of VJNIL held on April 26, 1993, VJNIL was at that date in arrears in respect of the payment of tax under the PAYE scheme, in the amount of approximately L.40,000. These arrears, together with any interest and penalties thereon, have since been paid.

2. The statutory (audited) accounts for the accounting year ended December 31, 1992 were filed late with the Registrar of Companies. Such accounts were accepted for filing on July 19, 1994.

                              SCHEDULE 5.1(s)(ii)

                                     Taxes

                                      None